Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release August 07, 2026

Contact: Don D. Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $680,000 or $0.08 diluted earnings per share for the three months ended June 30, 2026, compared to net income of $176,000 or $0.02 diluted earnings per share for the three months ended June 30, 2025, an increase of $504,000. Net earnings were $1.9 million or $0.24 diluted earnings per share for the twelve months ended June 30, 2026 compared to net earnings of $181,000 or $0.02 diluted earnings per share for the twelve months ended June 30, 2025, an increase of $1.7 million.

The increase in net earnings for the quarter ended June 30, 2026 was primarily attributable to higher net interest income. Net interest income increased $780,000 or 33.9% to $3.1 million due to increased interest income and decreased interest expense from period to period. Interest income increased $319,000 or 6.4% to $5.3 million, while interest expense decreased $461,000 or 17.2% to $2.2 million for the recently-ended quarter. Somewhat offsetting the higher net interest income was an increase in provision for losses on loans of $183,000, which was partially in response to estimated loss on foreclosure of a residential real estate loan and partially the result of management’s decision that an increase in the company’s overall provision for loan loss was prudent at the time due to overall upward repricing of loans, which may place pressure on borrowers, inflation in the marketplace, a slight downturn in real estate prices in our markets, and overall uncertainty in the economy.

Interest income increased for the comparable quarterly periods due to an increase in the average rate earned on interest-earning assets, which increased 62 basis points to 5.90%. An increase in the average rate earned on assets is responsible for the increase in interest income, as average interest-earning assets decreased $7.2 million or 2.0% to $360.1 million for the recently-ended quarterly period. The increase in average rate earned on assets was primarily related to an increase in the rate earned on loans, which resulted from new loan production carrying higher interest rates and adjustable rate mortgages continuing to reprice upward. Interest expense decreased for the comparable quarterly periods due to decreases in both the average balance of interest-bearing liabilities and decrease in the average rate paid on those funds. Average interest-bearing liabilities decreased $10.5 million or 3.3% to $306.1 million for the quarterly period just ended, while the average rate paid decreased 52 basis points to 2.91% for the period.

Non-interest income increased $48,000 or 43.2% and totaled $159,000 for the three months ended June 30, 2026, chiefly due to an increase in net gain on sale of loans, which increased $42,000 or 107.7% compared to the quarterly period ended June 30, 2025.

Non-interest expense decreased $12,000 or 0.6% to $2.2 million for the three months ended June 30, 2026, primarily due to a decrease in FDIC insurance premiums, which decreased $34,000 or 59.6%. The Company benefited from lower FDIC insurance premiums that followed the previously announced termination by the Office of the Comptroller of the Currency of its formal written agreement with the Company’s indirect wholly owned subsidiary First Federal Savings Bank of Kentucky. Management anticipates current FDIC insurance rates to remain stable.

The increase in net earnings on a twelve-month basis was primarily attributable to increased net interest income and higher non-interest income, which were partially offset by increased non-interest expense, increased provision for credit losses on loans, and higher income tax expense.

Net interest income increased $2.8 million or 33.2% to $11.1 million due to increased interest income and decreased interest expense from period to period. Interest income increased $1.6 million, or 8.1% to $20.8 million, while interest expense decreased $1.2 million or 11.2% to $9.7 million for the recently-ended twelve month period. Non-interest income increased $129,000 or 25.8% year over year primarily due to increased net gains on sales of loans.

Income tax expense increased $538,000 as a result of higher pre-tax earnings, while non-interest expense increased $435,000 or 5.1% to $9.0 million for the twelve months ended June 30, 2026, due primarily to increases in data processing expense and employee compensation and benefits. Data processing expense increased $344,000 or 51.0% year over year due to increased rates, additional expenses associated with servicing, and a change in provider for certain services. Employee compensation and benefits increased $221,000 or 4.6%, as a result of normal salary increases and additional executive and deposit development staff. Provision for loan loss increased $198,000 to $237,000 during the period due largely to items referenced above for the quarterly period.

At June 30, 2026, assets totaled $362.4 million, a decrease of $8.8 million or 2.4%, from $371.2 million at June 30, 2025, due primarily to a decrease in loans of $7.5 million or 2.3%, which totaled $320.6 million at June 30, 2026. Cash and cash equivalents also decreased $3.0 million or 15.4% year over year. Investment securities increased $1.1 million or 11.2% due to purchases made in the year. Total liabilities decreased $10.7 million or 3.3% to $312.1 million at June 30, 2026. Deposits decreased $16.7 million or 6.0% to $260.8 million primarily due to brokered deposits decreasing $14.3 million or 32.6%. Federal Home Loan Bank advances increased $5.8 million or 13.6% to $48.6 million.

At June 30, 2026, the Company reported its book value per share as $6.22. Shareholders’ equity increased $1.9 million or 4.0% to $50.3 million at June 30, 2026 compared to June 30, 2025, which was primarily associated with net earnings during the period.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2026, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	June 30,
	2026	2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,485	$19,480
Investment Securities	11,040	9,928
Loans available-for sale	1,185	877
Loans, net	319,428	327,248
Real estate acquired through foreclosure	79	-
Other Assets	14,181	13,678
Total Assets	$362,398	$371,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$260,832	$277,563
FHLB Advances	48,592	42,760
Other Liabilities	2,680	2,519
Total liabilities	312,104	322,842
Shareholders' Equity	50,294	48,369
Total liabilities and shareholders' equity	$362,398	$371,211
Book value per share	$6.22	$5.98
Tangible book value per share	$6.22	$5.98

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Interest Income	$20,792	$19,237	$5,307	$4,988
Interest Expense	9,681	10,896	2,224	2,685
Net Interest Income	11,111	8,341	3,083	2,303
Provision for Credit Losses	237	39	186	3
Non-interest Income	629	500	159	111
Non-interest Expense	8,999	8,564	2,161	2,173
Income Before Income Taxes	2,504	238	895	238
Income Taxes	595	57	215	62
Net Income	$1,909	$181	$680	$176
Earnings per share:
Basic and Diluted	$0.24	$0.02	$0.08	$0.02
Weighted average outstanding shares:
Basic and Diluted	8,086,715	8,086,715	8,086,715	8,086,715

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